Exhibit 99.1    Press Release Dated January 19, 2005.

         Atlas Mining Company Enters Into Collaborative Agreement
                           with NaturalNano Inc.


Osburn, Idaho, January 19, 2005. Atlas Mining Company (OTCBB: ALMI), announced today that the company has sold 500 tons of halloysite clay to NaturalNano Inc. and has agreed to collaborate in the development and implementation of a proprietary separation process. Atlas and its partner NanoDynamics will work closely with NaturalNano.

Atlas Mining was awarded the supply contract by NaturalNano Inc., a technology firm that develops new processing techniques and commercial applications of natural nanoscale materials. The supply agreement could make Atlas one of the world's largest providers of a unique mineral that
contains natural nanotubes   hollow tubes only a few millionths of a meter
in diameter, according to NaturalNano spokesman.   Researchers believe the
natural nanotubes can become a central component of a new generation of nano-engineered products and technologies.

William Jacobson, CEO of Atlas Mining said, "NaturalNano has taken a very serious interest in our unique Halloysite due to its tubular structure. They specialize in processing systems for nano-size materials, and we think that by utilizing their system, we can create an even greater value for our product." NaturalNano has remitted an initial payment of $125,000 and will process the clay on-site at Atlas Mining's Dragon Mine in Juab County, Utah for its own use. "The future value of this product is not yet known. However, we expect to realize over $500 per ton for this order and will end up with a processing method that will bring us even greater value," stated Jacobson. Atlas will have the right to license NaturalNano's proprietary separation process once completed.

The Dragon Mine Halloysite clay contains naturally occurring Halloysite nanotubes, based on an inorganic molecule composed of aluminum, silicon, hydrogen, and oxygen, which formed in the earth from hydrothermal alteration and surface weathering of aluminosilicate minerals. Like carbon nanotubes, Halloysite nanotubes are long, hollow tubes, allowing them to store and deliver a variety of materials, with external diameters ranging from less than 100 nanometers (nm.) up to several microns (or micrometers) and internal diameters ranging from under 20 nm. to 200 nm. or more.

Unlike carbon nanotubes, the naturally occurring Halloysite nanotubes are inexpensive, readily available in quantity, environmentally benign, and safe and easy to process. Halloysite nanotubes don't clump together, making them ideal for use in electronic fabrication and other high-tech ceramic-composite applications. The potential marketplace for naturally occurring nanotubes crosses numerous industries representing significant potential revenues.

"It is our intent to work directly with NaturalNano and NanoDynamics to provide industrial users with a refined and predictable nanotubular material," concluded Jacobson.

About Atlas Mining Company
--------------------------
Atlas Mining Company is a diversified natural resource company with its primary focus on the development of the Dragon Mine in Juab County, Utah, the only known commercial source of Halloysite clay outside of New Zealand. The unique purity and quality of the Dragon mine Halloysite is unmatched anywhere in the world and has spawned considerable research into new and exciting applications for this product. Atlas also holds mining and timber interests in Northern Idaho, and operates an underground mining contracting business. Atlas stock trades on the OTC Bulletin Board under the symbol "ALMI." More information about Atlas Mining Company can be found at www.atlasmining.com.

About NaturalNano Inc.
----------------------
NaturalNano, a subsidiary of Technology Innovations, LLC based in Rochester, N.Y., was formed to pursue processing and applications of nanoscale materials that occur naturally in nature, such as halloysite, or of materials that can be manufactured at very low cost and in high quantity. NaturalNano currently has a team of scientists and engineers developing new processing methods as well as commercial applications for halloysite. More information about NaturalNano can be found at www.naturalnano.com, or by contacting company representatives at 585-214-8000.

About NanoDynamics, Inc.
------------------------
NanoDynamics, Inc. is a leading company in the field of nanotechnology and manufacturer of superior nanomaterials that will dramatically improve the form, function and performance of a wide range of both industrial and consumer products. The Company is uniquely positioned, utilizing proprietary and protected technologies, to commercially manufacture economical, high quality nanomaterials that will enable revolutionary advancements in industries including electronics, semiconductors, consumer products, fuel cells, transportation, energy and biotechnology. For further information, please visit the Company's website at www.nanodynamics.com.


Contact Information
-------------------
John Roskelley, President, First Global Media, 480.902.3110